SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐    Definitive Proxy Statement

☐    Definitive Additional Materials

☒    Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

The following is a letter to stockholders of The MONY Group Inc. regarding its merger with AXA Financial, Inc.

Michael I. Roth

Chairman and Chief Executive Officer

October 20, 2003

Dear Fellow Stockholder:

The MONY Group Inc. and AXA Financial, Inc. have agreed to a transaction in which AXA Financial would acquire all of the outstanding shares of MONY common stock for $31.00 per share in cash.

The pending transaction has been approved unanimously by MONY’s Board of Directors.

If approved by MONY stockholders and various regulatory authorities the transaction is expected to close in the first quarter of 2004.

Naturally, we want to communicate with you about this important transaction, and a few basic questions and answers are included on the reverse side of this letter. On October 14, 2003, MONY filed a preliminary proxy statement with the U.S. Securities and Exchange Commission and, in due course, a definitive proxy statement will be filed and mailed directly to you. At that time, we will be happy to answer any questions you may have.

The proxy statement will contain important information, which you are urged to review carefully. After you have had an opportunity to review the proxy statement, to consult with your financial advisor, and finally, to ask whatever questions you may have about the transaction, you will be asked to vote on the proposed transaction.

In the meantime, it is important for you to know that the proposed transaction will have no impact on existing insurance policies issued by MONY member companies. In fact, following consummation of the transaction, MONY member company policyholders will continue to enjoy the same rights and benefits as are provided in their contracts, and will be part of the AXA Financial family, one of the world’s premier financial services organizations with more than $457 billion in assets under management, as of June 30, 2003.

We will keep you informed of new developments.

On behalf of your Board of Directors,

The MONY Group Inc. is the holding company for The MONY Group.

Commonly Asked Questions and Answers about The Merger and

Special Meeting of Stockholders of The MONY Group Inc.

The following is provided for your convenience and briefly addresses some commonly asked questions about the proposed merger with AXA Financial, Inc. and special meeting of MONY stockholders. You should carefully read MONY’s proxy statement when you receive it in the mail.

Q:	What will MONY stockholders be asked to vote on?

A:	You will be asked to consider and adopt a merger agreement, the result of which is that AXA Financial will acquire MONY. After the merger, MONY will become a wholly owned subsidiary of AXA Financial, one of the world’s premier financial services organizations.

Q:	What will MONY stockholders receive in the merger? What does MONY’s Board of Directors recommend?

A:	In the merger, each issued and outstanding share of common stock of MONY will be converted into the right to receive $31.00 in cash, without interest and less any required withholding tax (subject to the right of stockholders to seek appraisal under Delaware Law). MONY’s Board of Directors unanimously recommends that MONY stockholders vote “FOR” the adoption of the merger agreement.

Q:	Does AXA Financial have the financial resources to pay the aggregate merger consideration?

A:	The aggregate consideration payable in the merger is approximately $1.5 billion. AXA Financial has advised us that it will have available cash sufficient to pay for and complete the merger, and there is no financing condition to the consummation of the merger.

Q:	When will the merger be completed and when will MONY stockholders receive payment for their shares?

A:	We are working toward completing the merger as quickly as possible and believe it will be completed by the end of the first quarter of 2004, at which time you will receive payment for your shares. However, the merger cannot be completed without first receiving the approval of MONY stockholders and approval by various regulatory authorities, among other things.

Q:	When and where is the special meeting of stockholders to consider and act on the proposed merger? What happens if you do not vote on the merger?

A:	The date and location of the special meeting of stockholders will be announced in the near future and listed in a Notice of Meeting to be mailed directly to you. If you do not vote or if you abstain from voting on the merger, your actions will have the same effect as voting against the merger.

Q:	What do MONY stockholders need to do now?

A:	You do not need to do anything now. Instead, you should simply wait to receive your proxy statement. Upon receipt, we urge you to read the proxy statement carefully and consider how the merger affects you. Also, at that time, you should ask whatever questions you may have about the merger. Then, you should cast your vote promptly to ensure that your wishes are reflected in the vote on the merger at the special meeting.

Q:	Who can be contacted with questions?

A:	If you have questions with respect to the proposed transaction, you can contact D. F. King & Co., Inc., which is assisting MONY in connection with the proposed merger, toll-free at 1-800-488-8075. Information is also available at MONY’s website: www.mony.com.

Important Legal Information

MONY has filed a preliminary proxy statement and other documents, and intends to file a definitive proxy statement and other documents, regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the definitive proxy statement regarding the acquisition, carefully in its entirety when it becomes available, because it will contain important information about the proposed transaction. A definitive proxy statement will be sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement, when it becomes available, and other documents filed with, or furnished to, the SEC by MONY at the SEC’s web site at www.sec.gov. The definitive proxy statement and other documents may also be obtained for free from MONY by directing a written request to Shareholder Services, MONY, 1740 Broadway, New York, N.Y. 10019; Attn. John MacLane (jmaclane@mony.com.). MONY, its directors, executive officers and certain members of management and employees may be soliciting proxies from MONY stockholders in favor of the approval of the transaction. Information regarding such officers and directors is included in MONY’s proxy statement for its 2003 Annual Meeting of stockholders filed with the SEC on May 2, 2003.